HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                              Three Months Ended           Nine Months Ended
                                                                 September 30                September 30
                                                            -----------------------    -----------------------
                                                               1997         1996          1997         1996
                                                            ----------   ----------    ----------   ----------

Shares of common stock, beginning.....................       1,467,259    1,463,604     1,465,384    1,463,604
         Options exercised during this period ........           - - -        - - -         2,055        - - -
         Shares redeemed during this period ..........           - - -        - - -          (180)       - - -
                                                            ----------   ----------    ----------   ----------
Shares of common stock, ending .......................       1,467,259    1,463,604     1,467,259    1,463,604
                                                            ==========   ==========    ==========   ==========

Weighted average number of shares outstanding # ......       1,482,862    1,476,374     1,481,029    1,476,847
                                                            ==========   ==========    ==========   ==========

Earnings and Earnings Per Share:
         Net income (in thousands) ...................      $    1,753   $    1,580    $    5,299   $    4,561
                                                            ==========   ==========    ==========   ==========

         Earnings per common share ...................      $     1.18   $     1.07    $     3.58   $     3.09
                                                            ==========   ==========    ==========   ==========
